Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

July 23, 2009

Cass Information Systems, Inc. Reports 2nd Quarter Earnings and

Declares Regular Quarterly Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported second quarter 2009 earnings of $.39 per fully-diluted share for a year-to-date total of $.81, an 11% decrease compared to the $.91 per fully diluted share it earned in the first half of 2008. Net income for the quarter was $3.7 million for a year-to-date total of $7.6 million, compared to $8.6 million in 2008.

	2nd Quarter		% Change	YTD		% Change
	2009	2008		2009	2008
Transportation Invoice Volume	5.7 million	6.8 million	(16)%	11.1 million	12.7 million	(13)%
Utility Transaction Volume	2.8 million	2.6 million	8%	5.7 million	5.2 million	10%
Revenues	$21.7 million	$22.7 million	(4)%	$43.4 million	$44.6 million	(3)%
Net Income	$3.7 million	$4.6 million	(20)%	$7.6 million	$8.6 million	(12)%
Diluted Earnings per Share	$.39	$.48	(19)%	$.81	$.91	(11)%

2009 2nd Quarter Recap

New transportation customer implementations helped off-set a 22% decline in base customer volumes as the global economic slowdown continued to impact the transportation industry. As a result, freight invoice volume was down 16% and dollar volume was down 22%. New business helped boost utility transaction volume by 8% and dollar volume by 0.3% to partially offset the drop in the freight business. Overall, payment and processing fees decreased 6% compared to the year-earlier period.

Net investment income decreased $270,000, or 3%, primarily due to the overall decline in interest rates and a less favorable mix of funding sources.

Overall operating expenses were up 2%, or $289,000. However, after factoring a $407,000 increase in FDIC insurance expense and a $313,000 increase in pension costs, second quarter operating expenses year-to-year actually dropped $431,000, or 3%, as Cass realized savings from on-going cost control initiatives.

“As one can expect, the difficult economic environment is putting significant pressure on our transportation invoice processing operation. Although we won new accounts, the volume they added failed to cover the sharp decline in transaction volume from our base customers,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our utility and telecom invoice processing operations and bank subsidiary, Cass Commercial Bank, continue to perform at or above expected levels. We believe current measures to improve operating efficiency and corporate performance will allow Cass to improve operating results in a challenging economic environment and position the company for a return to its recent growth trajectory as the global economy recovers.”

Six-Month 2009 Recap

New transportation customers helped off-set a 22% decline in base customer volumes causing freight invoice volume to decline 13% and dollar volume to decline 17%. Conversely, utility transaction volume was up 10% while dollar volume increased 6% for the first six months of 2009. The net effect was a 3% decrease in overall payment and processing fees compared to the first half of 2008.

Net investment income decreased $481,000, or 3%, primarily due to lower interest rates and a less favorable mix of funding sources.

Operating expenses were up 0.7%, or $219,000. However, after factoring a $480,000 increase in FDIC insurance expense and a $626,000 increase in pension costs, operating expenses for the first half of 2009 were $887,000, or 3%, lower due to cost control measures implemented by Cass.

Cash Dividend Declared

On July 20, 2009, the company’s board of directors declared a second quarter dividend of $.13 per share payable September 15, 2009 to shareholders of record September 4, 2009. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $27 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index and was recently ranked #65 on the 2009 Fortune Small Business FSB 100 list of the fastest-growing public companies in America.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2008.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2009 and 2008:

	Quarter Ended 6/30/09	Quarter Ended 6/30/08	Six Months Ended 6/30/09	Six Months Ended 6/30/08
Transportation Invoice Volume	5,716	6,765	11,111	12,737
Transportation Dollar Volume	$3,391,822	$4,355,522	$6,778,562	$8,213,095
Utility Transaction Volume	2,823	2,618	5,653	5,150
Utility Dollar Volume	$2,263,404	$2,257,471	$4,759,101	$4,493,361

Payment and Processing Fees	$12,036	$12,744	$23,980	$24,791
Net Investment Income	9,144	9,414	18,246	18,727
Gain on Sales of Securities	83	—	202	—
Other	479	560	1,018	1,124

Total Revenues	$21,742	$22,718	$43,446	$44,642

Salaries and Benefits	$12,730	$12,496	$25,179	$24,933
Occupancy	571	560	1,186	1,100
Equipment	833	872	1,674	1,696
Other	2,663	2,580	5,048	5,139

Total Operating Expenses	$16,797	$16,508	$33,087	$32,868

Income from Operations before Income Taxes	$4,945	$6,210	$10,359	$11,774
Provision for Income Taxes	1,284	1,644	2,775	3,189

Net Income	$3,661	$4,566	$7,584	$8,585

Basic Earnings per Share	$.40	$.50	$.83	$.94

Diluted Earnings per Share	$.39	$.48	$.81	$.91

Average Earning Assets	$831,669	$803,611	$817,884	$801,903
Net Interest Margin	5.02%	5.59%	5.16%	5.48%
Allowance for Loan Losses to Loans	1.14%	1.07%	1.14%	1.07%
Non-performing Loans to Total Loans	.32%	.57%	.32%	.57%

Net Loan (Recoveries) Charge-offs to Loans	(.01)%	.14%	.03%	.23%
Provision for Loan Losses	$300	$650	$700	$1,100